Exhibit 4.17

AGREEMENT OF

LIMITED PARTNERSHIP OF

EXCO GP PARTNERS, LP

THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of September 29, 2006, is entered into and executed by EXCO Partners GP, LLC, a Delaware limited liability company, as general partner, and EXCO Resources, Inc., a Delaware corporation, as Organizational Limited Partner.

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5 as amended or restated from time to time.

“Delaware Act” means the Delaware revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act.

“General Partner” means EXCO Partners GP, LLC, a Delaware limited liability company.

“Limited Partner” means the Organizational Limited Partner and any other limited partner admitted to the Partnership from time to time.

“Organizational Limited Partner” means EXCO Resources, Inc., a Delaware corporation.

“Partner” means the General Partner or any Limited Partner.

“Partnership” means EXCO GP Partners, LP, a Delaware limited partnership.

“Percentage Interest” means, with respect to any Partner, the percentage of cash contributed by such Partner to the Partnership as a percentage of all cash contributed by all the Partners to the Partnership.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Organizational Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Organizational Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partnership and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “EXCO GP Partners, LP”.

2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at 12377 Merit Drive, Suite 1700, LB82, Dallas, Texas 75251 or such other place as the General Partner may from time to time designate.

(b) The address of the Partnership’s registered office in the State of Delaware shall be the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the Partnership’s registered agent for service of process at such address shall be the Corporation Trust Center.

2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partners have limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

2.6 Partnership Interests. Effective as of the date hereof, the General Partner shall have a 0.001% Percentage Interest and the Organizational Limited Partner shall have a 99.999% Percentage Interest.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS

At or about the date hereof, the Organizational Limited Partner contributed to the Partnership $999.99 in cash and the General Partner contributed to the Partnership $0.01 in cash.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

5.2 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations pursuant thereto.

5.3 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distribution as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall have no liability under this Agreement except as provided in Article IV.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.

ARTICLE IX

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X

GENERAL PROVISIONS

10.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

10.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

10.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

10.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Organizational Limited Partner as of September 29, 2006.

GENERAL PARTNER:

EXCO Partners GP, LLC

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and

ORGANIZATIONAL LIMITED PARTNER:

EXCO Resources, Inc.

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary

[Signature Page to

LP Agreement – EXCO GP Partners, LP]

AMENDMENT NO. 1

TO THE AGREEMENT OF LIMITED PARTNERSHIP

OF

EXCO GP PARTNERS, LP

THIS AMENDMENT NO. 1 TO THE AGREEMENT OF LIMITED PARTNERSHIP OF EXCO GP PARTNERS, LP (“Amendment No. 1”), effective as of September 4, 2007, is entered into and executed by EXCO Partners GP, LLC, a Delaware limited liability company, as general partner, and EXCO Resources, Inc., a Texas corporation, as limited partner, to amend the Agreement of Limited Partnership of EXCO GP Partners, LP dated September 29, 2006 (the “Partnership Agreement”).

WHEREAS, pursuant to a Certificate of Merger merging EXCO Partners, LP with and into EXCO GP Partners, LP (the “Partnership”) with the Partnership surviving the merger, the Partnership changed its name to EXCO GP Partners Old, LP; and

WHEREAS, the parties hereto desire to amend the Partnership Agreement to change the name of the Partnership to EXCO GP Partners Old, LP;

NOW, THEREFORE, BE IT RESOLVED, that the parties hereto hereby agree as follows:

1.	All references to the Partnership name being EXCO GP Partners, LP are hereby changed to EXCO GP Partners Old, LP.

2.	Except to the extent modified or amended by this Amendment No. 1, all terms and provisions of the Partnership Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

3.	Any required notices, meetings or consents that are necessary to make an amendment to the Partnership Agreement are hereby waived or satisfied.

4.	Each party hereto shall take whatever other action is required to give full effect to the provisions of this Amendment No. 1, including the acquisition by any partner of any consent to the action provided for herein.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 effective as of the date set forth above.

EXCO PARTNERS GP, LLC

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
	Name:	William L. Boeing
	Title:	Vice President, General Counsel and Secretary